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                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Netgateway, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-95205) on Form S-8 of Netgateway, Inc. of our report dated August 21, 2000 relating to the consolidated balance sheets of Netgateway, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000, annual report on Form 10-K of Netgateway, Inc.

The report of KPMG LLP on the aforementioned consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP

Los Angeles, California
September 20, 2000


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